                           ASSET PURCHASE AGREEMENT


                                 BY AND AMONG

                       CAREFREE LEARNING CENTERS, INC.,

                           KEYSTONE VENTURES, INC.,

                 MEDICAL SERVICE ASSOCIATION OF PENNSYLVANIA,
                        D/B/A PENNSYLVANIA BLUE SHIELD

                                      AND

                        NOBEL EDUCATION DYNAMICS, INC.

                               TABLE OF CONTENTS

                                                                  Page
SECTION 1.  ACQUISITION OF ASSETS.................................   2
     1.1.   Purchased Assets......................................   2
     1.2.   Excluded Assets.......................................   4

SECTION 2.  PURCHASE PRICE AND PAYMENT............................   5
     2.1.   Purchase Price........................................   5
     2.2.   Payment...............................................   5

SECTION 3.  RESPONSIBILITY FOR LIABILITIES........................   5
     3.1.   Excluded Liabilities..................................   5
     3.2.   Liabilities to be Assumed by Buyer....................   6

SECTION 4.  CLOSING...............................................   7
     4.1.   Time and Place of Closing.............................   7
     4.2.   Closing Balance Sheet.................................   7
     4.3.   Deliveries at the Closing.............................   7

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF COMPANIES...........  10
     5.1.   Organization; Authority...............................  10
     5.2.   Due Authorization; Binding Agreement..................  10
     5.3.   Absence of Conflicting Agreements.....................  11
     5.4.   Consents and Approvals................................  11
     5.5.   Brokers...............................................  11
     5.6.   Investments and Subsidiaries..........................  12
     5.7.   Compliance with Laws..................................  12
     5.8.   Permits...............................................  12
     5.9.   Encumbrances Created by this Agreement................  12
     5.10.  Judgments and Litigation..............................  12
     5.11.  Financial Information.................................  13
     5.12.  Tax Matters...........................................  14
     5.13.  Absence of Certain Changes............................  14
     5.14.  Title to Property.....................................  15
     5.15.  List of Properties, Contracts, etc....................  16
     5.16.  Contract Validity, Defaults, Notice/Consent...........  17
     5.17.  Managers..............................................  17
     5.18.  Labor Matters.........................................  18
     5.19.  Relationships.........................................  18
     5.20.  Employee Benefit Plans................................  18
     5.21.  Non-Foreign Persons...................................  18
     5.22.  Environmental Protection..............................  18
     5.23.  No Child Abuse or Sexual Abuse........................  20
     5.24.  No Other Agreements...................................  20
     5.25.  Disclosure............................................  21

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER...............  21
     6.1.   Organization and Standing.............................  21

                                                                  Page
                                                                  ----
     6.2.   Power and Authority...................................  21
     6.3.   Binding Agreement.....................................  21
     6.4.   Absence of Conflicting Agreements.....................  22
     6.5.   Consents..............................................  22
     6.6.   Litigation............................................  22
     6.7.   Brokers...............................................  22
     6.8.   Financial Condition...................................  22
     6.9.   Disclosure............................................  23

SECTION 7.  OBLIGATIONS OF THE PARTIES UNTIL THE CLOSING
     DATE.........................................................  23
     7.1.   Conduct of Business Pending Closing...................  23
     7.2.   Negative Covenants of Seller..........................  23
     7.3.   Affirmative Covenants.................................  24
     7.4.   Investigation.........................................  24
     7.5.   Pursuit of Consents...................................  27
     7.6.   Releases.............................................   27
     7.7.   Exclusive Dealing.....................................  27
     7.8.   Public Announcements..................................  27

SECTION 8.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...........  28
     8.1.   Deliveries at Closing.................................  28
     8.2.   Representations and Warranties........................  28
     8.3.   Performance of Covenants..............................  28
     8.4.   Legal Matters; No Child Abuse or Sexual Abuse.........  28
     8.5.   No Casualty...........................................  28
     8.6.   No Material Adverse Change............................  29
     8.7.   Governmental Approvals................................  29
     8.8.   Other Consents and Approvals..........................  29
     8.9.   Real Property Agreement of Sale.......................  29

SECTION 9.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS..........  30
     9.1.   Deliveries at Closing.................................  30
     9.2.   Representations and Warranties........................  30
     9.3.   Performance of Covenants..............................  30
     9.4.   No Material Adverse Change............................  30
     9.5.   Legal Matters.........................................  30
     9.6.   Real Property Agreement of Sale.......................  30
     9.7.   Governmental Approvals................................  30
     9.8.   Other Consents and Approvals..........................  31

SECTION 10.   EMPLOYEES OF THE BUSINESS; EMPLOYEE BENEFITS........  31
     10.1.   Seller's Liability for Compensation..................  31
     10.2.   COBRA................................................  31
     10.3.   Seller's Liability for Benefits......................  31

                                                                  Page
                                                                  ----
SECTION 11.   OBLIGATIONS OF PARTIES AFTER CLOSING...............   31
     11.1.   Name.................................................  31
     11.2.   Discharge of Liabilities/Undisturbed Tenancy.........  32
     11.3.   Releases.............................................  32
     11.4.   Covenant Not To Compete..............................  32
     11.5.   Survival of Representations and Warranties...........  33
     11.6.   Indemnification......................................  34
     11.7.   Right of Offset......................................  36
     11.8.   Closing Adjustments..................................  37
     11.9.   Discharge of Lease Obligations.......................  37
     11.10.  Accrued Vacation Pay.................................  37

SECTION 12.   TERMINATION........................................   37
     12.1.   Termination..........................................  37
     12.2.   Effect of Termination................................  38

SECTION 13.   MISCELLANEOUS.......................................  38
     13.1.   Commercially Reasonable Efforts......................  38
     13.2.   Costs and Expenses...................................  38
     13.3.   Risk of Loss.........................................  39
     13.4.   Bulk Sales Law.......................................  39
     13.5.   Performance..........................................  39
     13.6.   Assignment and Benefit...............................  40
     13.7.   Schedules and Exhibits...............................  40
     13.8.   Effect and Construction of this Agreement............  40
     13.9.   Cooperation..........................................  40
     13.10.  Notices..............................................  41
     13.11.  Amendment, Waiver, Discharge, etc....................  42
     13.12.  Number of Days.......................................  42
     13.13.  Rights of Persons Not Parties........................  42
     13.14.  Governing Law........................................  42

                           ASSET PURCHASE AGREEMENT


            THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 10, 1995, by and among Carefree Learning Centers, Inc., a Pennsylvania corporation ("Seller"), Keystone Ventures, Inc., a Pennsylvania corporation ("Keystone"), Medical Service Association of Pennsylvania, a Pennsylvania corporation doing business as Pennsylvania Blue Shield ("Blue Shield") (Seller, Keystone and Blue Shield are hereinafter referred to individually as a "Company," and collectively as "Companies"), and Nobel Education Dynamics, Inc., a Delaware corporation ("Buyer").

                                  BACKGROUND

     A. Seller is engaged in the business of operating eight (8) existing child day-care centers in Pennsylvania, known as "Carefree Learning Centers," Seller currently holds a leasehold interest under construction and Seller's affiliate has one (1) child day-care center currently under construction in Pennsylvania and has one site currently in the permitted pre-development stage, all as more particularly described in Schedule A attached hereto and made a
                                      -----------
part hereof (individually, a "Purchased Center," and collectively, the "Purchased Centers"). Seller's child day-care business is hereinafter referred to as the "Business."

     B. Seller is a wholly-owned subsidiary of Keystone, and Keystone is a wholly-owned subsidiary of Blue Shield.

     C. Keystone Real Estate Development Company, Inc., a Pennsylvania corporation ("Real Property Owner") holds title to the land, buildings, improvements and appurtenances located at four (4) of Seller's existing child day-care centers, and at one (1) child day-care center currently under construction, all as more particularly described in Schedule B attached hereto
                                                    ----------
and made a part hereof (collectively, the "Owned Real Property"). Real Property Owner presently leases these four existing centers to Seller pursuant to the leases described on Schedule C-1 (the "Keystone Leases"), which the parties
                    ------------
hereto desire to modify and have assigned to Buyer at Closing.

     D. Concurrently with the execution of this Agreement, Real Property Owner is entering into the Real Property Agreement of Sale (as hereinafter defined in Section 8.9), pursuant to which Real Property Owner will sell all of
           -----------
the Owned Real Property to Bluegrass Real Estate Company, Inc., a wholly-owned subsidiary of Buyer ("Real Property Purchaser").

     E. Liberty Property Limited Partnership, WAMCO XI LTD., Center Court Associates and Lancaster General Hospital Foundation, respectively, hold title to the land, buildings, improvements and appurtenances located at four (4) of Seller's existing child day-care centers, Royersford Center LP holds title to the land, buildings, improvements and appurtenances located at one (1) of Seller's child day-care centers currently under construction, Audubon Village Associates holds title to the land located at one (1) of Seller's child day-care centers currently under construction, and PNC Holding Group holds title to the land, buildings, improvements and appurtenances located at Seller's corporate office, each as more particularly described in Schedule C-2 attached hereto and
                                               ------------
made a part hereof (collectively, the "Leased Real Property"). The Leased Real Property is leased to Seller pursuant to the leases and subleases described in

Schedule C-2 hereto ("Third Party Leases"), which the parties hereto desire to
------------
have assigned to Buyer at Closing.

     F. The parties hereto desire to provide for the acquisition by Buyer of the Business and substantially all of Seller's assets used in the Business, all on the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

            SECTION 1.  ACQUISITION OF ASSETS

            1.1. Purchased Assets.  Subject to the terms and conditions of
                 ----------------
this Agreement and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, at the Closing, Seller shall sell, transfer and deliver to Buyer title to the Business as a going concern and to all of the tangible and intangible properties and assets owned or held by Seller on the Closing Date relating to or used or held for use in connection with the operation of its Business other than Excluded Assets (as hereinafter defined in Section 1.2), including the following assets owned or
                       -----------
held by Seller (the "Purchased Assets"):

               1.1.1. all of Seller's furniture, fixtures, equipment, machinery, business forms, teaching and educational supplies, inventories, supplies, and other tangible personal property, including those described on
Schedule 1.1.1 attached hereto and made a part hereof;
--------------

               1.1.2. all of Seller's right, title and interest in and to all accounts receivable, net of the amount of any deferred taxes included within such receivables by which such receivables are reduced as reflected on the Closing Balance Sheet (as hereinafter defined in
Section 4.2);
-----------


          1.1.3. all of Seller's right, title and interest in and to all prepaid expenses, other than any prepaid insurance;

          1.1.4. all of Seller's right, title and interest in and to amounts due Seller from any affiliate of Seller;

          1.1.5. all of Seller's right, title and interest in and to the lease deposit relating to Lehigh Valley Corporate Center;

          1.1.6. to the extent assignable, all maintenance contracts, service contracts, equipment leases (including, if leased, telephone systems), vehicle leases and other contracts of Seller (the "Contracts") listed on Schedule 1.1.6
attached hereto and made a part hereof, other than those         --------------
specifically listed on Schedule 1.2.10 as not being assigned to Buyer;
                       ---------------

          1.1.7.   all of Seller's leasehold estate (i) in the Leased
Real Property arising under and pursuant to the Third Party Leases described on

Schedule C-2 and (ii) in the Owned Real Property arising under and pursuant to
------------
the Keystone Leases as modified by the Keystone Lease Amendment provided for in

Section 4.3.1.(h) (collectively, the "Assigned Leases");
-----------------

          1.1.8. all permits, franchises, licenses, patents, copyrights, trademarks, rights and other authorizations of Seller described on

Schedule 1.1.8 attached hereto and made a part hereof other than those
--------------
identified as not being transferred to Buyer on Schedule 5.8 attached hereto;
                                                ------------

          1.1.9. all goodwill of the Business as a going concern, including all client and customer lists and rights to deal with clients and customers, and all right, title and interest of Seller (if any) in and to the name "Carefree Learning Center";

          1.1.10. except for cash retained by Seller in an amount equal to Seller's current liability for outstanding uncashed checks issued by Seller and unpaid incentive awards, salaries, wages, bonuses, benefits or other compensation for services and payroll taxes (but excluding vacation pay) as shown on the Closing Balance Sheet, all cash on hand and undeposited checks; and

               1.1.11.  the records and documents of Seller, described on
Schedule 1.1.11 (but Buyer agrees to give Seller reasonable access thereto for a
---------------
period of seven (7) years following the Closing Date for proper business purposes during normal business hours and to permit Seller to make copies thereof at Seller's expense).

          1.2.     Excluded Assets.  Notwithstanding anything to the contrary in
                   ---------------
Section 1.1, the following rights, properties and assets of Seller shall not be
-----------
included in the Purchased Assets (the "Excluded Assets"):

               1.2.1. the corporate seal, articles of incorporation, minute books, stock books, and all records and documents of Seller not described on
Schedule 1.1.11 (but Companies agree to give Buyer reasonable access thereto for
---------------
a period of seven (7) years following the Closing Date for proper business purposes during normal business hours and to permit Buyer to make copies thereof at Buyer's expense);

               1.2.2.   the cash to be retained by Seller pursuant to Section
                                                                      -------
1.1.10 and except as described in Section 1.1.5, all deposits of Seller (the
------                            -------------
amount of which will be reimbursed as provided in Section 11.8.2);
                                                  --------------

               1.2.3. the Purchase Price and all rights which accrue or will accrue to Seller under this Agreement and Companies' Transaction Documents;

               1.2.4. all insurance policies of Seller and all rights/claims of Seller thereunder;

               1.2.5. all tax refunds and related interest, and all deferred tax amounts described in Section 1.1.2;
                         -------------

               1.2.6. all prepaid insurance and surety bonds (with cash in an amount equal to all prepaid premiums for insurance for periods following the Closing Date to be paid by Seller to Buyer in accordance with the provisions of
Section 11.8.1 hereof, and the cash to be retained by Seller as described in
--------------
Section 1.1.10;
--------------

               1.2.7. Seller's certificate of compliance issued by the Pennsylvania Department of Public Welfare, Seller's certificate issued by the Pennsylvania Department of Education, and any other day-care facility license or other governmental license of Seller which is not transferrable pursuant to any applicable law, statute, rule or regulation;

               1.2.8. all supplies and inventories which have been sold, consumed or disposed of in the ordinary course of the Business subsequent to the date of this Agreement and prior to the Closing Date;

               1.2.9.   Seller's cash management system; and

               1.2.10. all maintenance contracts, service contracts equipment leases, vehicle leases and other contracts of Seller that are listed on Schedule
                                                                        --------
1.2.10 attached hereto and made a part hereof.
------

          SECTION 2.  PURCHASE PRICE AND PAYMENT

          2.1.     Purchase Price.  The aggregate purchase price for the
                   --------------
Business and the Purchased Assets (the "Purchase Price") shall be equal to the sum of the amounts set forth in Section 2.2.1 and Section 2.2.2 not to exceed
                                -------------     -------------
Two Million One Hundred Thousand Dollars ($2,100,000), payable as set forth in

Section 2.2.
-----------

          2.2. Payment.  At the Closing, Buyer shall deliver:
               -------

               2.2.1. to Seller, by wire transfer in immediately available funds or by certified or cashiers' check, the amount of Five Hundred Thousand Dollars ($500,000) (the "Cash Payment"), on account of the Purchase Price; and

               2.2.2. to Blue Shield, Buyer's subordinated note (the "Note") payable to Blue Shield or its assigns in a principal amount equal to the principal balance of Seller's obligations to Blue Shield under its line of credit with Blue Shield outstanding on the Closing Date, up to a maximum principal amount not to exceed One Million Six Hundred Thousand Dollars ($1,600,000) (the "Blue Shield Obligation"), which Note shall be dated the Closing Date, and shall bear interest, mature and otherwise be in the form of
Schedule 2.2.2 attached hereto and made a part hereof. The Note shall be issued
--------------
in complete satisfaction and payment of the Blue Shield Obligation which shall be deemed paid in full upon issuance of the Note.

          SECTION 3.  RESPONSIBILITY FOR LIABILITIES

          3.1.     Excluded Liabilities.  Except as otherwise provided
                   --------------------
specifically in this Section 3, Buyer shall not assume, nor in any way be
                     ---------
liable or responsible for, any other liabilities, obligations or debts of any Company of any type or nature including, without limitation, tort claims asserted against any Company or the Business (including, but not limited to, claims of child abuse or sexual abuse asserted against the

Business, any Company or its respective employees) arising out of actions or omissions occurring in periods prior to the Closing Date; claims against any Company or the Business for breach of contract arising out of actions or omissions occurring in periods prior to the Closing Date; tax liabilities; liabilities relating to claims for damages based upon the breach by any Company of, or strict liability arising under, any environmental or occupational health and safety laws or regulations; liabilities or obligations relating to the violation by any Company of any Federal or state laws; liabilities incurred for the costs and expenses of negotiating and consummating the transactions contemplated by this Agreement or the Real Property Agreement of Sale; or liabilities incurred prior to the Closing Date in connection with any employee benefit plan of any Company.

          3.2.  Liabilities to be Assumed by Buyer.  Subject to the terms
                ----------------------------------
and conditions of this Agreement, at the Closing Buyer shall assume pursuant to the Omnibus Assignment (as hereinafter defined in Section 4.3.1.(b)) and
                                                  -----------------
thereafter in due course pay and fully satisfy the following liabilities, responsibilities and obligations of Seller in existence on the Closing Date (the "Assumed Liabilities"):

               3.2.1.   all accounts payable of Seller in the amount shown
on the Closing Balance Sheet, as defined in and prepared pursuant to Section
                                                                     -------
4.2, but not any accrued expenses shown thereon except as provided in Section
                                                                      -------
3.2.2;
-----

               3.2.2.   subject to the provisions of Section 11.10, all
                                                         -------------
liability of Seller for accrued vacation shown on the Closing Balance Sheet as a current liability;

               3.2.3. all deferred tuition liability of Seller shown on the Closing Balance Sheet as a current liability;

               3.2.4. all amounts due to Blue Shield (other than the Blue Shield Obligation and any amounts due to Keystone Ventures) shown on the Closing Balance Sheet as current liabilities of Seller; and

               3.2.5.   all liability and obligations of Seller accruing
from and after the Closing Date under each of the Assigned Leases and under each Contract listed on Schedule 1.1.6 with respect to (and only with respect to)
                   --------------
performance which becomes due thereunder subsequent to the Closing Date.

          Liabilities and obligations under such Assigned Leases or Contracts which have accrued, or the performance of which is due, on or prior to the Closing Date shall be the sole responsibility of Seller. Seller shall retain (and shall indemnify Buyer pursuant to Section 11.6 for any liability, loss, cost or
                            ------------
expense in respect of) all obligations and liabilities under Assigned Leases or Contracts in respect of services or value received, or in respect of claims arising, prior to Closing. Buyer shall be responsible for all obligations of the Business incurred by it after the Closing.

          SECTION 4.  CLOSING

          4.1. Time and Place of Closing.  The closing of the purchase
               -------------------------
and sale of the Business and the Purchased Assets (the "Closing") pursuant to this Agreement shall take place on or before March 14, 1995, at the offices of Drinker Biddle & Reath, Suite 300, 1000 Westlakes Drive, Berwyn, Pennsylvania, commencing at 10:00 a.m., local time, or at such other date, time and/or place as may be agreed to by Buyer and Companies (the "Closing Date"); provided,
                                                                 --------
however, that the Closing Date may be extended for up to 30 days by the party or
-------
parties entitled to the benefit of any condition if such condition has not been satisfied by another party or parties before the Closing Date.

          4.2. Closing Balance Sheet.  Within thirty (30) days after the
               ---------------------
Closing, Buyer and Seller shall jointly prepare a balance sheet of Seller as of the Closing Date (the "Closing Balance Sheet") showing in accordance with generally accepted accounting principles, consistently applied ("GAAP") Seller's assets and liabilities as of the Closing Date, and containing the same line items as appear on Seller's Balance Sheet at December 31, 1994 referred to in

Section 5.11.1.  The Closing Balance Sheet shall be prepared using the same GAAP
--------------
as Seller used in preparing its balance sheet at December 31, 1994. If the parties are unable to agree on the Closing Balance Sheet within such thirty (30) day period, any disputed items shall be submitted by Buyer or Seller for resolution by Coopers & Lybrand, or if unavailable or if such firm shall deny such appointment, to another "big six" accounting firm reasonably acceptable to Buyer and Seller (the "Arbitrator"). Buyer and Seller covenant and agree to cooperate with the Arbitrator and to provide to the Arbitrator such information as the Arbitrator may reasonably request in analyzing the disputed items. The Arbitrator shall review and determine the disputed items in accordance with GAAP and the applicable provisions of this Agreement, which determination shall be final and binding upon the parties. The fees and expenses of the Arbitrator shall be shared equally by Buyer and Seller.

          4.3. Deliveries at the Closing.  At the Closing:
               -------------------------

               4.3.1. Companies shall deliver, or shall cause to be delivered, to Buyer:

               (a) a bill of sale (the "Bill of Sale") transferring to Buyer title to all of the Purchased Assets, in the form of Schedule 4.3.1.(a) attached
                                                     ------------------
hereto and made a part hereof;

               (b) an assignment and assumption agreement (the "Omnibus Assignment"), in the form of Schedule 4.3.1 attached hereto and made a part
                             --------------
hereof, pursuant to which shall assign all of Seller's rights to and under, and Buyer shall assume, all of the Assumed Liabilities;

               (c) incumbency certificates relating to the officers of each Company, together with certified copies of unanimous executed consents duly and properly adopting resolutions of Seller's Board of Directors and of its sole shareholder, authorizing the execution, delivery and performance of this Agreement, the Companies' Transaction Documents (as hereinafter defined in
Section 5.2) and the transactions contemplated hereby and thereby including,
-----------
without limitation, the sale of the Business and all other actions incumbent upon each Company, as applicable, as provided in this Agreement;

               (d) the closing certificates of Companies called for by Section
                                                                       -------
8.2, Section 8.3 and Section 8.6, as to Companies' representations and
---  -----------     -----------
warranties, the performance of covenants and the condition of the Business;

               (e) the opinion of George A. Welsh, Esq., Vice President of Legal Services and Counsel to Blue Shield, dated the Closing Date, in the form of
Schedule 4.3.1.(e) attached hereto and made a part hereof;
------------------

               (f) closing statements containing Seller's acknowledgement of its receipt of the Cash Payment and Blue Shield's acknowledgement of its receipt of the Note;

               (g) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and marketable title to the Business and the Purchased Assets including, without limitation, title documents transferring title to any vehicles to Buyer;

               (h) an assignment, consent and lease amendment (the "Keystone Lease Amendment"), in the form of Schedule 4.3.1.(h) attached hereto and made a
                                  ------------------
part hereof, pursuant to which Seller shall assign to Buyer Seller's leasehold interest in the Owned Real Property arising under and pursuant to the Keystone Leases, and Real Property Owner and Buyer shall amend the Keystone Leases so that their terms shall expire at the time of the Closing of the purchase of the Owned Real Property under the Real Estate Acquisition Agreement;

               (i) estoppels and consents of each lessor (and sublessor, if any) to the assignment to Buyer of Seller's leasehold interest in the Leased Real Property arising under the Third Party Leases (collectively, the "Consents to Assignment") substantially in the form of Schedule 4.3.1.(i) attached hereto and
                                          ------------------
made a part hereof;

               (j) certificates of subsistence issued by the Secretary of the Commonwealth of Pennsylvania relating to each Company, respectively, and dated as of a recent date; and

               (k) a trademark assignment (the "Trademark Assignment"), in the form of Schedule 4.3.1(k) attached hereto and made a part hereof, transferring
        -----------------
to Buyer all of Seller's right, title and interest in and to a certain trademark registration.

          4.3.2. Buyer shall deliver, or shall cause to be delivered, to Companies:

               (a) the Cash Payment;

               (b) the Omnibus Assignment;

               (c) an incumbency certificate relating to the officers of Buyer, together with certified copies of unanimous executed consents duly and properly adopting resolutions of Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement, the Buyer's Transaction Documents (as hereinafter defined in Section 6.2) and the transactions contemplated hereby
                           -----------
and thereby including, without limitation, the execution of the Note;

               (d) the closing certificate of Buyer called for by Section 9.2,
                                                                  -----------
Section 9.3 and Section 9.4 as to Buyer's representations and warranties, the
-----------     -----------
performance of covenants and Buyer's financial condition;

               (e) the opinion of Drinker Biddle & Reath, counsel to Buyer, dated the Closing Date, in the form of Schedule 4.3.2.(e) attached hereto and
                                       ------------------
made a part hereof; and

               (f) the Real Property Agreement of Sale and the Keystone Lease Amendment; and

               (g) the Escrow Agreement among Buyer, Real Property Owner, Real Property Purchaser and Congress Abstract

Corporation, as agent for First American Title Insurance Company (the "Escrow Agreement"), in the form of Schedule 4.3.2.(g) attached hereto and made a part
                            ------------------
hereof, relating to the simultaneous escrow closing on the Real Property Agreement of Sale.

               4.3.3. Buyer shall deliver, or shall cause to be delivered, to Blue Shield, the Note.

          SECTION 5.  REPRESENTATIONS AND WARRANTIES OF COMPANIES

          Companies, jointly and severally, represent and warrant to Buyer as follows:

          5.1. Organization; Authority.  Each Company has been duly
               -----------------------
incorporated and is a corporation validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania and has full corporate power and authority to carry on its business as now conducted. Seller is not qualified to do business as a foreign corporation in any jurisdiction, and neither the nature of its properties nor the conduct of its business requires that it be so qualified. All of the shares of capital stock of Seller are owned, both beneficially and of record, by Keystone, and all of the shares of capital stock of Keystone are owned, both beneficially and of record, by Blue Shield. All of the issued and outstanding shares of capital stock of Seller have been duly authorized and are validly issued and outstanding. Seller has the corporate power and authority to own the properties now owned by it and to conduct its business as it is presently being conducted.

          5.2. Due Authorization; Binding Agreement.  Each Company has
               ------------------------------------
the full legal right, power and authority to execute, deliver and perform its respective obligations under this Agreement, and to the extent a party thereto, the Bill of Sale, the Omnibus Assignment, the Keystone Lease Amendment, the Escrow Agreement and the other agreements and documents required to be delivered by Companies to Buyer at the Closing pursuant hereto and thereto (collectively, "Companies' Transaction Documents") to which it is a party. The execution and delivery by each Company of this Agreement on the date hereof, the execution and delivery by each Company on the Closing Date of the Companies' Transaction Documents to which it is a party, and the performance by each Company of its respective obligations hereunder and thereunder have been duly and validly authorized by all necessary action of each Company. This Agreement has been duly executed and delivered by each Company. This Agreement is, and when executed and delivered at Closing each of Companies' Transaction Documents to which it is a party will be, the legal, valid and binding obligations of each Company, enforceable against each Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

          5.3. Absence of Conflicting Agreements.  Except as set forth
               ---------------------------------
on Schedule 5.3 attached hereto and made a part hereof, neither the execution or
   ------------
delivery of this Agreement or any of Companies' Transaction Documents by any Company, nor the performance by any Company of the transactions contemplated hereby and thereby, with or without the giving of notice, lapse of time or both, conflicts with, or constitutes a breach of or a default under, or violates:

               5.3.1. any applicable law, statute, rule, regulation, judgment, order, writ, injunction, decree or ruling of any court or governmental authority (collectively, "Laws") applicable to any Company or by which any Company or its respective assets or properties are bound;

               5.3.2. the articles of incorporation or by-laws of any Company; or

               5.3.3. any lease or contract being assigned to Buyer pursuant hereto, or any other material agreement, indenture, instrument or contract to which any Company is now a party or by which any Company is bound.

          5.4. Consents and Approvals.  Except for the consents and
               ----------------------
approvals listed on Schedule 5.4 attached hereto and made a part hereof (each of
                    ------------
which, except as described on Schedule 5.4, shall be obtained on or prior to the
                              ------------
Closing Date and delivered at the Closing), no consent, waiver, approval, license or authorization of, or filing, registration or qualification with, or notice to, any governmental authority or any other person or entity is required to be made, obtained or given by any Company in connection with the execution, delivery and performance by the Companies of this Agreement or any of Companies' Transaction Documents, or for the consummation by Companies of the transactions contemplated hereby or thereby.

          5.5. Brokers.  No person or entity acting on behalf of any
               -------
Company or any of their respective affiliates or under the authority of any of the foregoing is, or will be entitled to, any brokers', advisors' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement or the Real Property Agreement of Sale.

          5.6. Investments and Subsidiaries.  Except for the activities
               ----------------------------
of Real Property Owner, the Business is and has been conducted solely by and through Seller and no other person or entity, and Seller has not agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity or to guaranty the obligations of any person or entity, in each case, with respect to the Business. The Purchased Assets, together with the Excluded Assets and the Owned Real Property, are all of the assets necessary for the conduct of the Business as it is presently conducted, other than corporate administration services provided by Blue Shield. Seller has no subsidiaries.

          5.7. Compliance with Laws.  Seller has operated the Business
               --------------------
in compliance in all material respects with all Laws, and no Company has received any claim or notice that Seller is not in compliance with any of the Laws.

          5.8. Permits.       Except as set forth on Schedule 5.8
               -------                               ------------
attached hereto and made a part hereof, Schedule 1.1.8 is a true, correct and
                                        --------------
complete list of all permits, franchises, licenses, patents, copyrights, trademarks and other governmental authorizations which are necessary for Seller to conduct the Business as now conducted (the "Permits"). Seller owns, possesses or has the legal right to use the Permits, free of all liens, pledges, claims, or other encumbrances of any nature whatsoever. All Permits are transferable without the consent of any other person or entity unless otherwise indicated in Schedule 5.8. No Company knows of any default under, nor has any
             ------------
Company received any notice of any claim or default or any other claim or proceeding relating to, any such Permit.

          5.9. Encumbrances Created by this Agreement.  The execution
               --------------------------------------
and delivery of this Agreement or any of the Companies' Transaction Documents by Companies does not, and the consummation of the transactions contemplated hereby or thereby by Companies will not, create any liens or other encumbrances on any assets of Seller in favor of third parties other than Buyer.

          5.10.    Judgments and Litigation.  Except for those matters
                        ------------------------
disclosed on Schedule 5.10 attached hereto and made a part hereof, which such
             -------------
matters, individually or in the aggregate, would not have a material adverse effect on either the transactions contemplated by this Agreement or the Business, there is no outstanding order, writ, injunction, fine, citation, penalty, decree or unsatisfied judgment against the Business, Seller or its assets of any court, governmental authority or arbitrator, and there is no such dispute, claim, action, suit, proceeding, arbitration, inquiry or investigation pending or, to the best knowledge of any Company, threatened before any court, governmental unit or arbitrator: (i) that questions any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the Companies' Transaction Documents or any of the transactions contemplated hereby or thereby or which, if adversely determined, could reasonably be expected to have an adverse effect upon the ability of any Company to enter into or perform its respective obligations under this Agreement or any such Companies' Transaction Documents; (ii) with respect to any of the Purchased Assets or the Business; or (iii) that allege any incident or occurrence of child abuse or sexual abuse against any Company, the Business or any employee or contractor of same. No Company is aware of any state of facts or occurrence of any event that might reasonably form the basis of any claim against the Business, Seller or its assets which might have a materially adverse effect on the earnings, business operations or condition (financial or otherwise) of the Business, Seller or its assets.

          5.11.    Financial Information.
                   ---------------------

               5.11.1.  Schedule 5.11.1 attached hereto and made a part
                        ---------------
hereof contains true, correct and complete copies of Seller's audited balance sheets as at December 31, 1992, 1993 and 1994, and the related audited statements of operations, cash-flow and stockholders' equity at and for the years then ended (Seller's audited balance sheet as at December 31, 1994 is referred to hereinafter as "Seller's Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "Annual Statements"). The Annual Statements present fairly in all material respects the financial position of Seller, the Business and its operations at such dates and the results of its operations and its cash flow for the periods then ended, in conformity with GAAP, consistently applied. For the month ended January 31, 1995, Seller had revenues of not less than $350,000, and a net loss of not more than $100,000, as determined in conformity with GAAP.

               5.11.2. Neither Seller nor the Business has any liabilities or obligations which are required by GAAP to be reflected on Seller's Balance Sheet as at December 31, 1994 ("Seller's Balance Sheet Date") that are not so reflected thereon, except for such current liabilities (within the meaning of GAAP) as have been incurred by Seller in the ordinary course of business, consistent in nature and amount with past practice since Seller's Balance Sheet Date. Without limiting the foregoing, Seller's Balance Sheet at Seller's Balance Sheet Date contains adequate reserves or other appropriate provisions for accrued income and other taxes, depreciation and the costs of all pension, retirement, incentive, bonus, profit-sharing, vacation, holiday or other plans or policies (if any) for the benefit of Seller's and/or the Business's employees.

          5.12.    Tax Matters.  Seller has timely and properly filed all
                   -----------
Federal, state, county and local returns and reports relating to Taxes (as hereinafter defined) and all such returns and reports were true, correct and complete in all material respects when filed. All Federal, state, county and local income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively, "Taxes") due or properly shown to be due on any return referred to in the preceding sentence by Seller with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on Seller's Balance Sheet or, in the case of Taxes accruing after the Balance Sheet Date, on the books of account of Seller. There are no levies, liens, or other encumbrances relating to Taxes existing, pending or, to the knowledge of Companies, threatened with respect to any asset of Seller. The tax returns of Seller have never been audited by the Internal Revenue Service or any other taxing authority. No issues have been raised with any representative or employee of Seller and are currently pending by the Internal Revenue Service or any other taxing authority in connection with such tax return and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes. The books and records of Seller are sufficient to prove in all material respects the correctness of all tax returns for open tax years and to determine and to prove the adjusted tax basis for Federal income tax purposes of each asset of Seller.

          5.13.    Absence of Certain Changes.  Since Seller's Balance
                   --------------------------
Sheet Date, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, properties or operations of the Business, and, except as disclosed in Schedule 5.13 attached hereto and made a
                                      -------------
part hereof, Seller has not:

               5.13.1. sold, assigned, leased, transferred, mortgaged, pledged or imposed any lien or other encumbrance on any of its assets or properties, except in the ordinary course of business and consistent in nature and amount with past practice;

               5.13.2. suffered any material damage, destruction or loss, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of delivery of supplies or utility services required to conduct the Business, or suffered any change in its financial condition or in the nature of its business or operations which has had or might have a material adverse effect on the operations, assets or properties of the Business;

               5.13.3. increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its shareholders, directors, officers or employees, or made any increase in, or any additions to, other benefits to which any of its shareholders, directors, officers or employees may be entitled other than salary increases to non-management level employees made in the ordinary course of business;

               5.13.4. changed any of the accounting principles followed by it or the methods of applying such principles;

               5.13.5. entered into any material transaction, or any material agreement (whether or not in writing) with respect to any future transaction, other than this Agreement and the transactions contemplated hereby and in the ordinary course of business and consistent in nature and amount with past practice;

               5.13.6. accelerated the collection of tuition or registration fees or otherwise collected such fees other than in the ordinary course of business and consistent in nature and amount with past practice; or

               5.13.7. declared, paid or made, or agreed to declare, pay or make, any dividends, distributions or other payments in respect of its stock; repurchased or redeemed any shares of its stock; delayed or deferred making payment of its accounts payable, expenses or other obligations or otherwise dealt with its accounts payables in a manner not consistent with past practice; or accelerated the collection of its accounts receivable, made any extraordinary efforts to collect any of its accounts receivable or otherwise collected its accounts receivable other than in the ordinary course of business and consistent in nature with past practice.

          5.14.    Title to Property.  Except as described on Schedule 5.14
                   -----------------                          -------------
attached hereto and made a part hereof: (i) Seller has good and marketable title to all of the Purchased Assets, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance, other than liens for taxes, assessments and other governmental charges not yet due and payable (the "Permitted Encumbrances"); (ii) all of the Purchased Assets are in the possession or under the control of Seller and are in good condition and repair, ordinary wear and tear excepted, are reasonably suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the Business as currently conducted; and (iii) to the best of each Company's knowledge, there is no material latent or patent structural, mechanical or other significant defect or deficiency in the Purchased Assets. Upon Closing, Buyer will have good and marketable title to all of the Purchased Assets, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance other than the Permitted Encumbrances.

          5.15.    List of Properties, Contracts, etc.  Schedule 1.1.1
                   ----------------------------------   --------------
contains a true, correct and complete list, as of the date of this Agreement, of each vehicle, item of machinery, equipment and other tangible asset included in the Purchased Assets with an original cost in excess of $500, and all items on the list are located at the property specified. Schedule 1.1.3 and Schedule
                                                 --------------     --------
1.1.4 contain true, correct and complete lists, as of the date of this
-----
Agreement, of each contract, agreement, purchase order or other commitment requiring payments in excess of $2,000 involving the performance of services or delivery of goods or materials by or to Seller relating to the Business, or by which Seller or any Purchased Asset is otherwise bound. Schedule 5.15 attached
                                                        -------------
hereto and made a part hereof contains a true, correct and complete list, as of the date of this Agreement, of:

               5.15.1. all patents, trademarks, patent or trademark applications, copyrights, franchises, licenses and permits, if any, which are owned, possessed or used by Seller in the operation of the Business other than "Carefree Learning Center, Inc.";

               5.15.2. each form of contract, agreement or commitment used by Seller as a standard form in the ordinary course of the operation of the Business;

               5.15.3. a summary of each policy and binder of insurance currently owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, Seller, relating to the operation of the Business; and

               5.15.4. each insurance claim made or loss incurred by Seller in the preceding five years pursuant to any workers' compensation, liability or other insurance policy.

               Seller has furnished and will furnish or make available on or before the Closing Date to Buyer true, correct and complete copies of each agreement, plan and other document required to be disclosed on Schedule 5.15.
             -------------

          5.16.    Contract Validity, Defaults, Notice/Consent.  Except as
                   -------------------------------------------
described on Schedule 5.16 attached hereto and made a part hereof:
             -------------

               5.16.1. each contract, agreement and commitment included in the Purchased Assets to which Seller is a party or by which Seller or its assets are bound (including, without limitation, any such identified on Schedule 1.1.3) was
                                                             --------------
made in the ordinary course of business, to the best of Companies' knowledge is in full force and effect and is valid, binding and enforceable against Seller and, to the best of Companies' knowledge, upon the other parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought;

               5.16.2.  Seller has complied in all material respects with the provisions of the contracts, commitments and agreements listed in Schedule
                                                                      --------
1.1.3, and, to the best of Companies' knowledge, no other party is in default
-----
thereunder, and to the best of Companies' knowledge, no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder; and

               5.16.3.  no contract, lease, commitment or agreement listed on Schedule 1.1.6 requires notice to or the consent of any party thereto in
   --------------
order for Seller effectively to assign to Buyer such contract, lease, commitment or agreement.

          5.17.    Managers. Schedule 5.17 attached hereto and made
                   --------  -------------
a part hereof sets forth a true, correct and complete list of:

               5.17.1. the names of all managers of Seller and all other persons with managerial level responsibilities in the Business; and

               5.17.2. the name and current aggregate annual rate of compensation (including bonuses) paid or payable by Seller to each of its managers and employees whose aggregate annual rate of compensation (including bonuses and any salary increase proposed prior to the Closing Date) exceeds $12,000.

Except as disclosed on Schedule 5.17, there are no contracts, written or oral,
                       -------------
for the employment of any officer, director, manager, or employee of Seller currently in effect. Seller does not have any employee whose employment is not terminable at will.

          5.18.    Labor Matters.  None of Seller's employees is
                   -------------
represented by any union or other collective bargaining representative nor, to the best of any Companies' knowledge, are there currently any attempts by any union or other collective bargaining representative to organize employees and there have been no such attempts known to Companies within the last year. Since Seller commenced operations, there has not been, nor was there or, to the best knowledge of any Company, is there threatened or contemplated, any strike, slowdown, picketing or work stoppage by any employees against Seller, its assets or properties wherever located, any lockout by Seller of any of its employees or any other occurrence, event or condition of a similar character affecting in any material respect, or which may affect in any material respect, the operations, assets, or properties of Seller.

          5.19.    Relationships.  Except as disclosed in Schedule 5.19
                   -------------                          -------------
attached hereto and made a part hereof, to the best of Companies' knowledge, there is no dispute or controversy existing between Seller and any of its clients or customers with respect to any product or service sold or furnished by Seller; and there is no dispute or controversy existing between Seller and, to the best of Companies' knowledge, any supplier or other contractor with respect to any product or service purchased by Seller from such person or entity.

          5.20.    Employee Benefit Plans.  Except as disclosed on Schedule
                   ----------------------                          --------
5.20 attached hereto and made a part hereof, Seller has not established any
----
profit-sharing, pension, retirement, incentive or other similar plan or arrangement for any of its employees subject to the Employee Retirement Income Security Act of 1974, as amended.

          5.21.    Non-Foreign Persons.  No Company is a foreign person,
                   -------------------
foreign partnership, foreign trust or foreign estate as defined in Section 1445(f)(3) of the Internal Revenue Code, as amended (the "Code") and the payment of the Purchase Price will not be subject to the withholding requirements of
Section 1445 of the Code.

          5.22.    Environmental Protection.  Except as otherwise disclosed
                   ------------------------
in the Phase I Reports delivered to Buyer, to the best knowledge of each
Company:

               5.22.1. The Business is now and always has been in compliance in all material respects with all Federal, state, and local statutes, ordinances, regulations, rules, standards, and requirements of common law concerning or relating to industrial hygiene and the protection of health and the environment (collectively, the "Environmental Laws");

               5.22.2. There are no conditions on, about, beneath or arising from the Owned Real Property or the Leased Real Property (collectively, the "Premises") which might give rise to liability, the imposition of a statutory lien or require "Response," "Removal" or "Remedial Action," as defined herein, under any of the Environmental Laws. As used in this Agreement, the terms "Response," "Removal" and "Remedial Action" shall be defined with reference to Sections 101(23) - 101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. (S)(S) 9601(23) - 9601(25);

               5.22.3.  Except in material compliance with Environmental Laws:
(i) "Hazardous Substances," as defined below, have never been used, handled, generated, processed, treated, stored, transported to or from, released, discharged, or disposed of on, about or beneath the Premises; (ii) there are no transformers containing or contaminated with PCB's or above or underground storage tanks on the Premises; and (iii) there is no asbestos or asbestos containing material on the Premises. As used in this Agreement, the term "Hazardous Substance" shall mean a hazardous substance, material or waste including, without limitation, any substance which is: (a) petroleum, asbestos or polychlorinated biphe nyls; (b) defined, designated or listed as a "Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act, 33 U.S.C.
(S)(S) 1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. (S) 9601 or similar provision of applicable state law; (c) listed in the United States Department of Transportation Hazardous Material Table, 49 C.F.R. (S) 172.101; or (d) defined, designated or listed as a "Hazardous Waste" under Section 1004(3) of the Resource and Conservation and Recovery Act, 42 U.S.C. 9603(5) or similar provision of applicable state law; and

               5.22.4. No Company has received notice of, nor is there threatened or pending: (i) any claim, demand, investigation, enforcement, Response, Removal, Remedial or other governmental or regulatory action instituted or threatened against Seller or the Premises pursuant to any of the Environmental Laws; (ii) any claim, demand, suit or action made or threatened by any person or entity against Seller or the Premises relating to any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Premises or any alleged violation of the Environmental Laws; or (iii) any communication to or from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Premises including, without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule. If discovered prior to Closing, Seller shall immediately advise Buyer of any of the claims or communications listed in clauses (i)-(iii) above and also shall immediately advise Buyer of the discovery of any Hazardous Substances on, about, beneath, or arising from the Premises or the discovery of any condition on, about, beneath, or arising from the Premises which might give rise to liability, the imposition of a statutory lien or require Response, Removal or Remedial Action under any of the Environmental Laws.

               5.22.5. For purposes of this Agreement, the term "Phase I Reports" shall mean:

                    (a) Environmental Site Assessment regarding New Britain Village Square, New Britain, PA, prepared by SITE Engineers, Inc. for Vesterra Corporation, dated November 29, 1989, together with all appendices and attachments thereto;

                    (b) Preliminary Wetlands Assessment of a Portion of Tax Parcel 29 3 32, Newtown Township, Bucks County, PA, prepared by SITE Engineers, Inc. for Real Property Owner, issued March 11, 1991, together with all appendices and attachments thereto;

                    (c) Phase I Environmental Site Assessment for Lot 7 - Chadds Ford Business Campus, Birmingham Township, prepared by NTH Consultants, Ltd. and dated August 22, 1994, for Main Line Federal Savings Bank, together with all attachments and appendices thereto; and

                    (d) Phase I Environmental Site Assessment regarding Audubon Village Shopping Center, prepared by Altchem Environmental Services, dated June 27, 1994, for Ann Rudolph, together with all appendices and attachments thereto.

          5.23.     No Child Abuse or Sexual Abuse.  To the best of
                    ------------------------------
Companies' knowledge, no acts or events have occurred or been committed by any present or former officer, director, employee or agent of Seller that have resulted in, prior to the date hereof, or which constitute, child (including physical or sexual) abuse or assault of any type or nature, against any child.

          5.24.     No Other Agreements.  Other than this Agreement and the
                    -------------------
agreement or agreements described in Section
                                     -------

8.9, no Company has, directly or indirectly, through a finder, broker,
---
consultant, shareholder or other intermediary, any contract, arrangement or understanding relating to (i) a merger or consolidation of Seller; (ii) the sale or other disposition of the Purchased Assets or the Business (or any portion thereof); or (iii) the sale or other disposition of any shares of capital stock of Seller.

          5.25. Disclosure.  No representation or warranty by any Company in
                ----------
this Agreement or in any other document to be furnished to Buyer on the Closing Date pursuant hereto, and no information in any schedule attached to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          6.1.  Organization and Standing.  Buyer is a corporation duly
                -------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business as a foreign corporation in Pennsylvania, has the corporate power and authority to own and lease the properties now owned or leased by it and to conduct the business presently being conducted by it.

          6.2.  Power and Authority.  Buyer has the corporate power and
                -------------------
authority to execute, deliver and perform this Agreement, and to execute, deliver and perform the Note, the Omnibus Assignment, the Keystone Lease Amendment, the Escrow Agreement and the other documents and instruments required to be delivered by Buyer to Seller prior to or at Closing pursuant hereto or thereto (collectively, "Buyer's Transaction Documents").

          6.3.  Binding Agreement.  This Agreement has been duly authorized,
                -----------------
executed and delivered by Buyer. This Agreement is, and when executed and delivered by Buyer at the Closing each of Buyer's Transaction Documents will be, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any such proceeding therefor may be brought.

          6.4.  Absence of Conflicting Agreements.  Neither the execution or
                ---------------------------------
delivery of this Agreement or any of Buyer's Transaction Documents by Buyer, nor the performance by Buyer of the transactions contemplated hereby and thereby, with or without the giving of notice, lapse of time or both, conflicts with, or constitutes a breach of or a default under (i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Law, or (iii) any material agreement, indenture, contract or instrument to which Buyer is a party or by which it is bound.

          6.5.  Consents.  Except for the approvals of Buyer's lenders and Board
                --------
of Directors (which approvals are described on Schedule 6.5 hereto and shall be obtained on or prior to the Closing Date), no license, consent, waiver, authorization or approval of or filing, registration, or qualification with, or notice to, any governmental authority or any other person or entity (other than licenses, approvals or consents of governmental agencies required in order for Buyer to operate the Business after the Closing Date), is required to be made, obtained or given by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any of Buyer's Transaction Documents or for the consummation by Buyer of the transactions contemplated hereby or thereby.

          6.6.  Litigation.  There is no pending or, to the knowledge of Buyer,
                ----------
threatened suit, action or litigation, or administrative, arbitration or other proceeding or governmental inquiry or investigation which: (i) if adversely determined, could reasonably be expected to have a material adverse effect upon the ability of Buyer to perform its obligations hereunder or under any of Buyer's Transaction Documents, or (ii) questions the validity of this Agreement or the transactions contemplated hereby.

          6.7.  Brokers.  No person or entity acting on behalf of Buyer or any
                -------
of its affiliates or under the authority of any of the foregoing is, or will be, entitled to any broker's, advisor's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement or the Real Property Agreement of Sale.

          6.8.  Financial Condition.  Buyer's most recent Annual Report on Form
                -------------------
10-K filed with the Securities and Exchange Commission for 1993 and Buyer's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the first three quarters of 1994 contain true, correct and complete copies of Buyer's audited balance sheet as of December 31, 1992 and 1993, and the related audited statements of income, cash flow and stockholders' equity for the two years then ended, and Buyer's unaudited balance sheets as at March 31, June 30 and September 30, 1994 (September 30, 1994 being hereinafter referred to as "Buyer's Balance Sheet Date") and the related unaudited statements of income, cash flow and stockholders' equity for the quarters then ended (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the consolidated financial position of Buyer and its subsidiaries at such dates and the results of their operations and cash flows for the periods then ended, in conformity with GAAP. For the fiscal year ended December 31, 1994, Buyer had consolidated revenues of not less than $34,300,000, and consolidated net income before preferred dividends of not less than $2,300,000. Since Buyer's Balance Sheet Date, there has occurred no material adverse change in the financial condition of Buyer and its subsidiaries nor any occurrence, circumstance or event which impairs or could reasonably be expected to impair the ability of Buyer to duly and punctually pay or perform its obligations under the Note.

          6.9.  Disclosure.  No representation or warranty by Buyer in this
                ----------
Agreement or in any other document to be furnished to Seller on the Closing Date pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


          SECTION 7.   OBLIGATIONS OF THE PARTIES UNTIL THE CLOSING DATE

          7.1.  Conduct of Business Pending Closing.  Between the date hereof
                -----------------------------------
and the Closing Date, Seller shall conduct the Business solely in the ordinary course of business consistent with past practice, maintain inventory and supplies at normal levels by replenishing them as they are consumed, maintain Seller's existence as a corporation and collect tuition and registration fees only in accordance with Seller's normal past practice.

          7.2.  Negative Covenants of Seller.  Between the date hereof and the
                ----------------------------
Closing Date (or the earlier termination of this Agreement), Seller shall not
(i) engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement; or (ii) without the prior written approval of Buyer, cause or permit to occur any of the events or occurrences described in Section 5.13 (Absence of Certain Changes) of this Agreement, other than events described in Section 5.13.2, as to which events Companies shall use their commercially reasonable efforts to prevent their occurrence.

          7.3.  Affirmative Covenants.  Between the date hereof and the Closing
                ---------------------
Date, Seller shall:

               7.3.1. maintain the Purchased Assets in the same repair, order and condition that they were in at the execution of this Agreement, ordinary wear and tear excepted;

               7.3.2.   maintain in full force and effect all Permits;

               7.3.3. maintain in full force and effect the insurance policies and binders currently in effect relating to the Business and the Purchased Assets including, without limitation, those listed on Schedule 5.15;
                                                                -------------

               7.3.4. use its commercially reasonable efforts to preserve intact Seller's present business organization, keep available the services of its present employees and agents who do not voluntarily terminate their employment with Seller (but this shall not require that Seller make any salary increases or offer to an employee any additional benefit, compensation, incentive or extraordinary item between the date hereof and the Closing Date), and maintain its relations and goodwill with its suppliers, clients, distributors, and any others having business relations with Seller;

               7.3.5. maintain its corporate existence and not merge or consolidate with any other entity, nor make any amendment to its articles of incorporation or by-laws;

               7.3.6. maintain all of the books and records of Seller in accordance with its past practices;

               7.3.7. comply in all material respects with all provisions of the Contracts and with the provisions of all Laws; and

               7.3.8. promptly advise Buyer in writing of the threat or commencement against any Company of any dispute, claim, action, suit or proceeding, arbitration or investigation or the occurrence of any development (exclusive of general economic factors affecting the Business in general) of a nature that is or could reasonably be expected to be materially adverse to the operations, condition (financial or otherwise), properties, or assets of the Business or the Purchased Assets.

          7.4.     Investigation.
                   -------------

                   7.4.1.    (a)       Prior to the Closing Date, Seller shall
allow Buyer and its employees, counsel, auditors and accountants (collectively, "Representatives"), upon reasonable notice, to make, or cause to be made, such reasonable investigation and physical inspections of the Premises, the Purchased Assets and the Business and Seller's financial and legal condition during normal business hours as Buyer deems necessary or advisable. Seller shall permit Buyer and its Representatives, upon reasonable notice during normal business hours, to have full access to the Premises, the Purchased Assets and all relevant books and records of the Business, and Seller shall furnish Buyer with such financial and operating data and other information and copies of documents with respect to the products, services, operations and properties of the Business as Buyer shall from time to time reasonably request. Seller shall, and shall cause its employees, Representatives and other persons and entities under its control to, cooperate fully with Buyer and Buyer's Representatives.

               (b) Notwithstanding anything to the contrary contained in Section
                                                                         -------
7.4.1.(a), Buyer shall not conduct Phase II environmental testing, soil testing
---------
or other invasive procedures at the Premises, or contact governmental authorities with respect to the Premises (other than as specifically permitted under the Real Property Agreement of Sale), without Seller's consent, all in accordance with and subject to the terms of Section 10.21.4 of the Real Property
                                            ---------------
Agreement of Sale (the terms of which Section 10.21.4 are hereby incorporated by
                                      ---------------
reference); provided, however, that if Seller fails to consent to any Phase II
            -----------------
environmental testing, soil testing or other invasive procedure at the Premises, or to Buyer's contacting governmental authorities with respect to the Premises (other than as specifically permitted under the Real Property Agreement of Sale), Buyer may cancel this Agreement and the Real Property Agreement of Sale without further liability on the part of any party to the other.

               (c) Any and all information obtained by Buyer or its Representatives in connection with the transactions contemplated by this Agreement or in the course of its investigations of Seller or Companies, whether obtained before or after the date of this Agreement (collectively, the "Evaluation Material"), shall be used only in connection with this Agreement, the Real Property Agreement of Sale, and the transactions contemplated hereby and thereby, and Buyer shall keep all Evaluation Material strictly confidential. Without the prior written consent of Seller, Buyer will not, and will direct Buyer's Representatives not to, disclose to any person or make public any Evaluation Material. This provision shall terminate with respect to Evaluation Material relating solely to Seller upon the completion of the Closing, and with respect to the Premises upon the completion of the applicable closing under the Real Property Agreement of Sale, and otherwise shall survive and not expire with respect to Evaluation Material relating to the other Companies.

               (d) Notwithstanding anything to the contrary set forth in Section
                                                                         -------
7.4.1.(c), Buyer may disclose any Evaluation Material (i) to its Representatives
---------
on a need-to-know basis (it being agreed that such Buyer Representatives shall be informed by Buyer of the confidential nature of such Evaluation Material and shall be directed by Buyer not to disclose to any person or entity or make public such Evaluation Material), (ii) to the extent required by any applicable law, statute, rule or regulation, and (iii) in any action, suit or proceeding between or among any of the parties hereto.

               (e) In the event that this Agreement is terminated, Buyer will promptly, without any request of Seller, deliver to Seller all written Evaluation Material (including any Evaluation Material that may be in the possession of any lender or agent of Buyer) without retaining any copies thereof.

               (f) For purposes of this Agreement, the term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of disclosure by Buyer or any Buyer Representative in violation of the terms hereof, (ii) was available on a non-confidential basis prior to its disclosure to Buyer by Companies or any of their directors, officers, employees, agents or representatives, or (iii) becomes available to Buyer on a non-confidential basis from a source which is not bound by a confidentiality agreement with Companies or any of their directors, officers, employees, agents or representatives.

          7.4.2. Buyer shall be given the opportunity prior to Closing to interview key employees of Seller to establish their competency and willingness to continue their employment within the organization of Buyer. In advance of the interview process, Seller shall provide to Buyer a complete organizational structure plus a list of all employees, their functions and responsibilities, their compensation packages, fringe benefits and time with Seller. Seller shall also provide to Buyer copies of any existing employment agreements, written or verbal, and a copy of all personnel policies relating to employees being interviewed by Buyer. Buyer shall negotiate in good faith with Seller's key employ ees regarding employment arrangements with Buyer after the Closing; provided, however, that Buyer shall have no obligation to offer such employment
--------  -------
after the Closing Date, and, after the Closing Date, may terminate such employment and offer compensation levels and other terms satisfactory to Buyer in its sole discretion. No Company shall interfere with, or discourage, Buyer's employment of any employee of the Business to whom Buyer makes such an offer.

          7.5.  Pursuit of Consents.  Prior to the Closing Date, Companies
                -------------------
shall, at their expense, use their respective commercially reasonable efforts to obtain the consent or approval of all persons or entities which are necessary for the transfer of the Business and Purchased Assets to Buyer. This Section 7.5
                                                                     -----------
shall not require Companies to pay money to any person or entity or agree to any additional terms or conditions in exchange for its consent other than reimbursements for reasonable legal fees of such party in processing such consent. Buyer shall cooperate with Companies in obtaining such consents and approvals.

          7.6.  Releases.  Prior to the Closing Date, Buyer shall use
                --------
commercially reasonable efforts to cooperate with Companies in obtaining releases from all of Companies' obligations under guarantees, leases, agreements, contracts, licenses or other instruments relating to the Business or the Purchased Assets and which are being assumed by Buyer hereunder, as requested by Companies (the "Obligations"); provided, however, that this Section
                                            --------  -------            -------
7.6 shall not require Buyer to pay money to any person or entity or agree to any
---
additional terms or conditions in exchange for such releases.

          7.7.  Exclusive Dealing.  Prior to the Closing Date, or until the
                -----------------
earlier termination of this Agreement, no Company shall, except as described in
Section 8.9, directly or indirectly, through a finder, broker, consultant,
-----------
shareholder or other intermediary, solicit, negotiate with nor accept an offer to sell from any person or entity (other than Buyer or its affiliates, assignees or nominees) relating to a merger or consolidation of Seller and/or Keystone, the sale or other disposition of the Purchased Assets or the Business (or any portion thereof), or the sale or other disposition of any shares of capital stock of Seller and/or Keystone, nor furnish any information to any third party (other than Buyer or its affiliates, assignees or nominees) in regard to any of the foregoing.

          7.8.  Public Announcements.  Pending completion of the Closing, the
                --------------------
parties hereto shall not, and shall not permit their respective Representatives, agents or brokers to, issue any press releases or make any public statements concerning the proposed transaction without the prior approval of the other parties hereto in each such instance, and subject to the provisions of Section
                                                                       -------
7.4 (Investigation), each party shall provide its best efforts to maintain
---
overall confidentiality of the execution of this Agreement and the transactions contemplated hereby; provided, however, that nothing herein shall prevent either
                     -----------------

Seller or Buyer upon notice to the other from making such public announcements as such party's counsel may consider advisable in order to satisfy that party's legal and contractual obligations in such regard.

          SECTION 8.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Unless waived by Buyer, the obligation of Buyer to consummate the purchase and sale of the Business and the Purchased Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

          8.1.  Deliveries at Closing.  Seller shall have delivered to Buyer all
                ---------------------
items required pursuant to Section 4.3.1.
                           -------------

          8.2.  Representations and Warranties.  The representations and
                ------------------------------
warranties of Companies contained in this Agreement or on any schedule hereto or any list, certificate or document delivered pursuant to the provisions hereof shall be true, correct and complete in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time, and Companies shall have delivered to Buyer certificates to that effect, signed by an authorized officer of each Company.

          8.3.  Performance of Covenants.  Companies shall have performed or
                ------------------------
complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by Companies prior to or at the Closing, and Companies shall have delivered to Buyer certificates to that effect, signed by an authorized officer of each Company.

          8.4.   Legal Matters; No Child Abuse or Sexual Abuse.  No suit,
                 ---------------------------------------------
action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person or entity (other than Buyer or an affiliate thereof) which questions the validity or legality of the transactions contemplated hereby. No allegation of child (including physical or sexual) abuse or assault of any type or nature against any child shall have been brought or shall have been threatened or contemplated by any person or entity against either Seller, the Business or any employee, agent or contractor of same.

          8.5.  No Casualty.  Since Seller's Balance Sheet Date, neither the
                -----------
Premises, the Purchased Assets nor the operations of the Business shall be materially adversely affected in any way as a result of disaster, accident, labor dispute, shortage, cessation or interruption of inventory shipments, supplies or utility services, flood, fire or other casualty, drought, embargo, civil disturbance, riot, uprising, activity of armed forces or act of God or public enemy.

          8.6.  No Material Adverse Change.  Since Seller's Balance Sheet Date,
                --------------------------
there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, properties or operations of the Business, and Companies shall have delivered to Buyer certificates to that effect, signed by an authorized officer of each Company.

          8.7.  Governmental Approvals.  All approvals, consents, permits,
                ----------------------
licenses or qualifications from any governmental body or agency having jurisdiction required for the transfer of the Business and the Purchased Assets to Buyer, and their lawful use, occupancy and enjoyment by Buyer as and for child day-care facilities, shall have been obtained and shall be effective and no such approval, consent, permit, license or qualification shall impose any condition or provision or requirement on Buyer which was not imposed on Seller by such body or agency or which is not otherwise imposed upon Buyer under Buyer's Permits of a similar nature.

          8.8.  Other Consents and Approvals.  The consent or approval of all
                ----------------------------
persons or entities (other than governmental authorities) necessary for the transfer of the Business and the Purchased Assets to Buyer, and Buyer's use, occupancy and enjoyment thereof as and for child day-care facilities, including the approvals of Buyer's lenders (if required) as noted in Section 6.5
                                                           -----------
(Consents), and the consents and approvals (if any) listed in Schedule 5.4 and
                                                              ------------
Schedule 5.16, shall have been granted, and no such consent or approval (i)
-------------
shall have been conditioned upon the modification, cancellation or termination of any lease, contract, commitment, agreement, franchise, license, easement, right or other authorization to be assigned to Buyer by any Company at Closing or (ii) shall impose on Buyer any condition or provision or requirement either that is not imposed on Seller or that is more restrictive than currently imposed on Seller unless it is otherwise imposed upon Buyer under Buyer's current authorizations.

          8.9.  Real Property Agreement of Sale.  Simultaneously with the
                -------------------------------
Closing, Real Property Owner shall have entered into an agreement to transfer title to the Owned Real Property to Real Property Purchaser (the "Real Property Agreement of Sale") and Buyer, Real Property Owner, Real Property Purchaser and Congress Abstract Corporation, as agent for First American Title Insurance Company shall have executed and delivered the Escrow Agreement.

     SECTION 9.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

          Unless waived by Seller, the obligation of Seller to consummate the purchase and sale of the Business and the Purchased Assets is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          9.1. Deliveries at Closing. Buyer shall have delivered to Seller all items required pursuant to Section 4.3.2 and Section 4.3.3 hereof.
                           -------------     -------------

          9.2.  Representations and Warranties.  The representations and
                ------------------------------
warranties of Buyer in this Agreement or on any schedule hereto or any list, certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time and Buyer shall have delivered to Seller a certificate to that effect signed by an authorized officer of Buyer.

          9.3.  Performance of Covenants.  Buyer shall have performed or
                ------------------------
complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, and Buyer shall have delivered to Seller a certificate to that effect signed by an authorized officer of Buyer.

          9.4.  No Material Adverse Change.  Since Buyer's Balance Sheet Date,
                --------------------------
there shall have occurred no material adverse change in Buyer's financial condition, and Buyer shall have delivered to Companies a certificate to that effect, signed by an authorized officer of Buyer.

          9.5.  Legal Matters.  No suit, action, investigation or legal
                -------------
or administrative proceeding shall have been brought or shall have been threatened by any person or entity (other than Seller or an affiliate thereof) which questions the validity or legality of the transactions contemplated hereby.

          9.6.  Real Property Agreement of Sale.  Simultaneously with the
                -------------------------------
Closing, Buyer, Real Property Owner, Real Property Purchaser and Congress Abstract Corporation, as agent for First American Title Insurance Company shall have entered into the Real Property Agreement of Sale, and shall have executed and delivered the Escrow Agreement.

          9.7.  Governmental Approvals.  All approvals, consents, permits,
                ----------------------
licenses or qualifications from any governmental body or agency having jurisdiction required for the transfer of the Business and the Purchased Assets to Buyer, and their lawful use, occupancy and enjoyment by Buyer as and for child day-care facilities (including the approvals, if any, listed on Schedule 5.8), shall have been obtained and
                                 ------------
shall be effective.

          9.8.     Other Consents and Approvals.  The consent or approval of
                   ----------------------------
all persons or entities (other than governmental authorities) necessary for the transfer of the Business and the Purchased Assets to Buyer, and Buyer's use, occupancy and enjoyment thereof as and for child day-care facilities (including the consents and approvals, if any, listed in Schedules 5.4 and 5.16), shall
                                              -------------     ----
have been granted.


     SECTION 10.  EMPLOYEES OF THE BUSINESS; EMPLOYEE BENEFITS

          Except to the extent otherwise provided in Section 11.10 (Accrued
                                                       -------------
Vacation Pay):

          10.1.  Seller's Liability for Compensation.  Buyer is not responsible
                 -----------------------------------
for providing any employees of the Business with any compensation or benefits in respect of their services through the Closing Date.

          10.2.  COBRA.  With respect to all employees of Seller as of the
                 -----
Closing Date who are participating in a group health plan subject to the requirements of Section 4980(B) of the Code and ERISA Title I, Part VI ("COBRA"), Seller shall provide such employees with applicable COBRA continuation coverage information and shall continue to provide such benefits pursuant to such plan for those employees who properly elect and maintain such continuation coverage, to the extent and for the period for which such continuation coverage is elected by each such employee.

          10.3.  Seller's Liability for Benefits.  Seller shall retain the
                 -------------------------------
obligation to pay any amounts owing to employees of the Business as bonus or incentive awards, salaries, wages, benefits or other compensation for services rendered on or before the Closing Date in accordance with the terms of the applicable plans or policies of Seller, for which Seller has retained cash in accordance with Section 1.1.10.
                --------------

       SECTION 11.  OBLIGATIONS OF PARTIES AFTER CLOSING

          11.1.  Name.   From and after the Closing, Buyer shall have all
                 ----
of Seller's right (if any) to use the name "Carefree Learning Center," and any variation thereof. At the Closing, Seller shall sign a consent to appropriation of name or other instrument required by any governmental agency in order to assign to Buyer all of Seller's right, title and interest (if any) in and to such name, and within thirty (30) days following the Closing Date, Seller shall change its name to a name dissimilar to "Carefree Learning Center," or any variation thereof, whereupon each Company shall cease using the name "Carefree Learning Center," or any variation thereof.

          11.2.    Discharge of Liabilities/Undisturbed Tenancy.  Companies
                   --------------------------------------------
shall pay all of Seller's liabilities and obligations which are not assumed by Buyer at Closing, as and when the same shall become due and payable. In the event that Real Property Owner's lenders take any action adverse to Real Property Owner as a result of the Keystone Lease Amendment, Companies agree to take all actions to assure that, provided Buyer is not in default thereunder, Buyer's tenancy under the Keystone Lease Amendment remains undisturbed during the term of the Keystone Lease Amendment.

          11.3.    Releases.  To the extent not previously satisfied
                   --------
pursuant to Section 7.6 (Releases), Buyer shall use commercially reasonable
            -----------
efforts after the Closing to cooperate with Companies in obtaining releases of each of the Companies from the Obligations; provided, however, that this Section
                                            --------  -------            -------
1.13 shall not require Buyer to pay money to any person or entity or agree to
----
any additional terms or conditions in exchange for such releases. Buyer further agrees to defend, indemnify and hold each Company harmless pursuant to Section
                                                                       -------
11.6 (Indemnification) from and against any and all losses, costs, expenses,
----
claims, damages or liabilities (including reasonable attorneys' fees and expenses and costs of suit) arising following the Closing out of or relating to any of the Obligations. Additionally, for as long as Blue Shield remains obligated on the Camp Hill Lease described more fully at Item 6 on Schedule C-2
                                                                   ------------
and for so long as Seller remains obligated on the Corporate Office Lease described more fully at Item 1 on Schedule C-2 and on the Royersford Center
                                  ------------
Lease described more fully at Item 3 on Schedule C-2, Buyer shall cause Blue
                                        ------------
Shield or Seller, as the case may be, to be named as an additional insured on all policies of insurance maintained by Buyer on the applicable leased properties. Blue Shield or Seller, as the case may be, shall not be named loss payee on any property/casualty insurance, so that Blue Shield or Seller, as the case may be, shall not control insurance proceeds.

          11.4.    Covenant Not To Compete.
                   -----------------------

               11.4.1. For a period of five (5) years from and after the Closing Date, no Company nor any other person or entity of which at least 50% of the voting securities or interests are owned by any Company or Companies and which is engaged to any significant degree in the child care business (a "Covered Party") shall, directly or indirectly, operate, manage, own, control or provide consulting services to any child care facility of any type which is now or hereafter located within a 10-mile radius of any child care center which constitutes part of the Purchased Assets operated by Buyer at the Closing Date, or any other child care center owned by Buyer in the Commonwealth of Pennsylvania, the locations of which will be disclosed to Companies upon their written request to Buyer.

               11.4.2. From and after the Closing Date, no Covered Party shall disclose directly or indirectly to any person or entity outside of the employ of Buyer, without the express authorization of Buyer in each such instance, any customer or client lists, pricing strategies, customer, client and employee files and records, any proprietary data or trade secrets of Buyer or the Business, or any financial or other information about Buyer or the Business not in the public domain.

               11.4.3. For a period of five (5) years from and after the Closing Date, no Covered Party shall engage or participate in any effort or action to induce any of Buyer's customers, clients, suppliers, associates, employees or independent contractors to cease doing business, or to discontinue their association or employment, with Buyer.

               11.4.4.  Notwithstanding the foregoing provisions of this Section
                                                                         -------
11.4, no Covered Party shall be precluded hereby from purchasing or owning,
----
directly or indirectly, securities of any entity that are publicly traded so long as the Covered Party does not own beneficially five percent (5%) or more of any class of securities of such entity. Additionally, notwithstanding the foregoing, each Covered Party may disclose any information subject to the provisions of Section 11.4.2 (i) to its employees, counsel, auditors and
              --------------
accountants on a need-to-know basis (it being agreed that any such person or entity shall be informed by such Covered Party of the confidential nature of such proprietary information and shall be directed by such Covered Party not to disclose to any person or entity or make public such information), (ii) to the extent required by any applicable laws, rules or regulations, and (iii) in any action, suit or proceeding between Buyer and such Covered Party.

               11.4.5. Each Company expressly acknowledges that damages alone shall be an inadequate remedy for any breach or violation of any of the provisions of this Section 11.4, and that Buyer, in addition to all other
                   ------------
remedies under this Agreement, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

          11.5.     Survival of Representations and Warranties.  All
                    --------------------------------------
representations, warranties, covenants and agreements made
by each party in this Agreement or in any schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for the period specified in Section 11.6.3, and each party hereto shall be entitled
                        --------------
to rely upon the representations and warranties of another party. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of Companies and Buyer hereunder, and the right of Buyer or Companies, as the case may be, to indemnification for breach thereof, shall not be affected, limited, eliminated or modified by any investigation of Companies or Buyer, as the case may be, made by Buyer or Companies or its or their respective agents or Representatives.

          11.6.  Indemnification.
                 ---------------

               11.6.1.  Companies, jointly and severally, shall indemnify and hold harmless Buyer, and Buyer shall indemnify and hold harmless Companies (the party or parties providing such indemnification being hereinafter referred to individually and collectively as the "Indemnifying Party") against any and all losses, costs, expenses, claims, damages or liabilities (including the amount of any settlement approved by such Indemnifying Party and expenses of enforcing this Agreement), which the party or parties seeking such indemnification (such party or parties are hereinafter referred to individually and collectively as the "Indemnified Party") may suffer, incur or become subject to, and shall reimburse the Indemnified Party for any reasonable legal, audit or other expenses incurred by it or them in connection with investigating any claims and defending any actions, insofar as such losses, costs, expenses, claims, damages, liabilities or actions arise out of or are based upon: (i) any false, misleading or untrue representation or the breach of any warranty made by the Indemnifying Party herein or in any schedule, written statement, list, certificate or other instrument attached to this Agreement or delivered to the Indemnified Party pursuant hereto; (ii) any breach or default in performance by the Indemnifying Party of any of its covenants or agreements with the Indemnified Party contained herein; (iii) in cases where Buyer is the Indemnified Party and Companies are the Indemnifying Party, any liability or obligation of Seller or a Company which is not assumed by Buyer at Closing pursuant to the terms of this Agreement; or (iv) in cases where Companies are the Indemnified Party and Buyer is the Indemnifying Party, any liability or obligation of Seller which is assumed by Buyer at Closing pursuant to the terms of this Agreement, any liability with respect to the Obligations, and any liability for vacation benefits assumed by Buyer pursuant to Section 11.10
                                                             -------------
(Accrued Vacation Pay).

               11.6.2. An Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party of the assertion of any claim for indemnification under this Section 11.6. With respect to any claim made by a third party against which an Indemnified Party is seeking indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Indemnified Party shall fully cooperate with the Indemnifying Party subject to reimbursement for actual out-of-pocket expenses incurred as the result of such request by the Indemnifying Party. If the Indemnifying Party does not elect either to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such claim.

               11.6.3. All claims for breach of any representation or warranty or the covenants contained herein in Section 7 (other than Section 7.4) under
                                     ---------             -----------
this Section 11.6 made by any party must be asserted prior to the second
     ------------
anniversary of the Closing Date, and except as otherwise provided herein, no party shall be entitled to indemnity under this Section 11.6 or other relief at
                                                ------------
law or in equity for any such claims asserted after that date; provided,
                                                               --------
however, that in the case of income and other tax claims, notice may be given
-------
within the period of the applicable statute of limitations provided that neither party takes, nor permits to be taken, any action to extend such period of limitations without the other's written consent in advance. This Section 11.6.3
                                                                 --------------
shall not impose any time limitation on the assertion of claims for breach of covenant made by any party or for claims for indemnification asserted by Buyer against any Company based upon the assertion against Buyer of a liability or obligation of any Company which is not assumed by Buyer pursuant to Sections 3.2
                                                                    ------------
(Liabilities to be Assumed by Buyer) or 11.10 (Accrued Vacation Pay) or for
                                        -----
claims for indemnification asserted by any Company against Buyer based upon the assertion against such Company with respect to an Obligation, or of a liability or obligation of Seller which was assumed by Buyer pursuant to this Agreement, including without limitation Sections 3.2 or 11.10. Notwithstanding anything in
                             ------------    -----
this Agreement to the contrary, including this Section 11.6, the indemnity
                                               ------------
obligations of Seller and Keystone (but not Blue Shield) hereunder shall expire on the first annual anniversary of the Closing Date; provided, however, that the
                                                     --------  -------
indemnity obligations of Blue Shield hereunder shall not so expire, but shall continue in accordance with the other terms of this Agreement.

               11.6.4. Notwithstanding anything in this Agreement to the contrary, including the provisions of this Section 11.6, no Indemnifying Party
                                           ------------
shall be obligated to
indemnify an Indemnified Party pursuant to Section 11.6.1.(i) until the
                                           ------------------
aggregate amount suffered or incurred by the Indemnified Party exceeds $35,000, and then only for the amount so suffered or incurred by the Indemnified Party is in excess of $35,000. The limitations on indemnification set forth in this

Section 11.6.4 shall not be applicable to any claim for indemnification pursuant
--------------
to Section 11.6.1.(ii),  Section 11.6.1.(iii) or Section 11.6.1.(iv), or any
   -------------------   --------------------    -------------------
claim for indemnification pursuant to Section 11.6.1.(i) insofar as such claim
                                      ------------------
arises out of or is based upon Seller's failure to notify the Pennsylvania Departments of Revenue and/or Labor ten (10) days prior to the Closing, and/or to request and/or obtain a corporate clearance certificate. The liability of an Indemnifying Party to provide indemnification pursuant to Section 11.6.1.(i) of
                                                          ------------------
Buyer, on the one hand, or Companies, on the other, shall not exceed $500,000 in the aggregate for all claims.

               11.6.5. Buyer and Companies further agree that the rights and obligations of the parties set forth in this Section 11.6 with respect to
                                             ------------
indemnification are and shall be the sole and exclusive remedies of the parties hereto for any and all claims of the parties hereto arising under this Agreement (other than any claims arising under Section 11.4 (Covenant Not to Compete) or
                                     ------------
Section 12 (Termination) of this Agreement or under the Keystone Lease Amendment
----------
or the Note which are not subject to the limitations herein), whether such claims are based on other sections of this Agreement or based on statutory or common law or otherwise. The parties hereby covenant and agree that they will bring no claim against the other hereunder except claims arising under Section
                                                                       -------
11.4 or Section 12 of this Agreement or under the Keystone Lease Amendment or
----    ----------
the Note and such claims as may be made pursuant to this Section 11.6.

          11.7.    Right of Offset.  Buyer shall have the option of
                   ---------------
offsetting, against any or all installments of the Purchase Price owed under the Note, the Working Capital Note and/or the Chadds Ford Note (as those terms are defined in the Real Property Agreement of Sale) following Closing, all or any part of any amounts for which Buyer is entitled to indemnification by Companies hereunder or under the indemnification provisions of Section 22.5 of the Real
                                                     ------------
Property Agreement of Sale. Prior to exercising its right of offset, Buyer shall provide written notice to Seller of its intent to exercise such offset, specifying the amount to be offset. If Seller disputes the amount being offset in a notice delivered to Buyer by Seller within ten (10) days of Buyer's delivery of its written notice, Buyer shall deposit the disputed amount into escrow pending resolution of the dispute, pursuant to an escrow agreement reasonably satisfactory to Buyer and Seller.

          11.8.   Closing Adjustments.
                  -------------------

               11.8.1. Upon the completion of the Closing Balance Sheet, Seller shall pay Buyer an amount equal to the sum of (i) any prepaid insurance premiums attributable to periods after the Closing Date; plus (ii) an amount equal to the deposits reflected as an asset of Seller on the Closing Balance Sheet less the deposit under the Lehigh Corporate Center lease transferred to Buyer.

               11.8.2. Two (2) days prior to Closing, Blue Shield shall provide Seller with cash through an increase in the line of credit relating to the Blue Shield Obligation in an amount sufficient to enable Seller to repay any outstanding overdrafts prior to Closing.

          11.9.    Discharge of Lease Obligations.  On or before the fourth
                        ------------------------------
day following the Closing Date, Buyer shall discharge in full all of Seller's obligations under the equipment leases to the vans currently leased by Seller.

          11.10.   Accrued Vacation Pay.  On or before the fourteenth day
                   --------------------
following the Closing Date, Companies shall deliver to Buyer a tabulation showing the amount of accrued but unused vacation for each employee of the Business as of the Closing Date who accepted employment with Buyer, and shall deliver to Buyer a check in U.S. dollars in the aggregate amount of vacation pay for all such employees in respect of such accrued but unused vacation. To the extent Buyer receives such funds, Buyer shall be deemed to have assumed liability for payment of the vacation pay owed by Seller to such employees, which liability for vacation benefits shall be in addition to, and not in lieu of, any vacation policies, benefits or grants which Buyer provides to such employees following the Closing Date.

                           SECTION 12.  TERMINATION

          12.1.    Termination.   This Agreement may be terminated at any
                   -----------
time prior to the Closing by:

               12.1.1.  Buyer, if the conditions set forth in Section 8
                                                              ---------
(Conditions Precedent to Buyer's Obligations) hereof have not been satisfied by March 14, 1995;

               12.1.2.  Buyer or Seller, pursuant to the provisions of

Section 7.4.1.(b);
-----------------

               12.1.3.  Seller, if the conditions set forth in Section 9
                                                               ---------
(Conditions Precedent to Seller's Obligations) hereof have not been satisfied by March 14, 1995; or

               12.1.4.  mutual consent of Buyer and Seller.

          12.2.    Effect of Termination.
                   ---------------------

               12.2.1.  In the event of the termination of this Agreement prior to Closing, Buyer shall deliver to Seller all documents, work papers and other materials obtained from Companies and copies thereof relating to Seller or the transactions contemplated hereby, whether so obtained before or after the execution hereof, and Buyer shall use its best efforts to keep confidential all such information, except that such restriction shall not apply to any information (i) which is in or comes into the public domain other than through Buyer; (ii) which was in the possession of Buyer before the commencement of negotiations contemplated hereby; or (iii) which at any time lawfully comes into the possession of Buyer from third parties who have a right to disclose such information otherwise than in connection with this Agreement. Anything in this Agreement to the contrary notwithstanding, the provisions of this Section 12
                                                                  ----------
shall survive any termination of this Agreement.

               12.2.2. If a party terminates this Agreement because one of its condition precedents has not been fulfilled or pursuant to Section 7.4.1.(b), or
                                                           -----------------
if this Agreement is terminated by mutual consent, this Agreement shall become null and void without any liability of any party to the other; provided,
                                                               --------
however, that such termination shall not preclude an action by either party to
-------
recover damages suffered or incurred by it as a result of such other party's breach.

               12.2.3.  Nothing in this Section 12 shall affect any party's
                                        ----------
right to specific performance of another party's obligations hereunder.

                          SECTION 13.  MISCELLANEOUS

          13.1.    Commercially Reasonable Efforts.  Buyer and each Company
                   -------------------------------
shall use their respective commercially reasonable efforts with respect to matters within their control to cause the transactions contemplated by this Agreement to be consummated.

          13.2.    Costs and Expenses.  Except as expressly otherwise
                   ------------------
provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. All sales and use taxes, if any, payable in connection with the transfer of the Business and the Purchased Assets shall be paid one-half by Buyer and one-half by Seller.

          13.3.    Risk of Loss.
                   ------------

               13.3.1. Risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or rights are transferred at the Closing hereunder.

               13.3.2. In the event of destruction or condemnation before the Closing Date of any portion of the Purchased Assets such that a child day-care business cannot be carried out at one or more of the Purchased Centers for a period of more than seven (7) days, Buyer shall have the right either to (i) accept the proceeds of the insurance or condemnation payable with respect to such destruction or condemnation and proceed with Closing without reduction in the Purchase Price on account of such destruction or condemnation, or (ii) exclude from the Purchased Assets that it is purchasing hereunder, the Purchased Center so damaged or condemned and reduce the Purchase Price payable at Closing by the value of the Purchased Center so destroyed or condemned, as mutually agreed upon by Buyer and Seller, or, in the event that Buyer and Seller are unable to agree upon the reduced Purchase Price, as determined by a qualified appraiser selected by mutual agreement of Seller and Buyer. In the event that Buyer elects to exclude the Purchased Center so destroyed or condemned, Seller shall repair or replace the destroyed or condemned part of the Purchased Assets to the condition as it existed prior to the destruction or condemnation and reopen such Center for business, whereupon Buyer shall purchase the reopened Center from Seller for a purchase price equal to the amount withheld at Closing.

               13.3.3. Effective as at the Closing, Buyer shall be responsible for procuring insurance coverage to protect the Purchased Assets and the Business and shall have no right or cause of action against the insurance policies previously purchased by or maintained on behalf of Seller or the Companies.

          13.4.    Bulk Sales Law.  Intentionally omitted.
                   --------------

          13.5.    Performance.  In the event of a default, the non-
                   -----------
defaulting party shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement. Should any party default in performance of any of the terms and conditions of this Agreement or any other agreement referred to herein which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party in such lawsuit shall be entitled to its reasonable attorneys' fees and court costs from the losing party.

          13.6.    Assignment and Benefit.  Buyer may assign this Agreement in
                   ----------------------
whole or in part to any affiliate; provided, however, that no such assignment by
                                   --------  -------
Buyer shall relieve Buyer of its obligations hereunder. No Company shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of Buyer. This Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto.

          13.7.    Schedules and Exhibits.  Any and all schedules, exhibits
                   ----------------------
and financial statements referenced or incorporated herein are deemed to be a part of this Agreement and are binding and enforceable as to any terms contained therein. The submission of any information on a schedule, exhibit or financial statement shall constitute a representation by the party providing such schedule, exhibit or financial statement of the truth, correctness and completeness of all information set forth therein. The disclosures in the schedules hereto shall relate only to the representations and warranties to which they expressly refer and to no other representation or warranty in this Agreement unless such schedule contains an appropriate cross-reference, in which case such disclosure shall be deemed to be made on all schedules containing the cross-reference. In the event of any inconsistency between the statements made in the body of this Agreement and those contained on a schedule (other than an expressed exception to a specifically-identified statement), those in this Agreement shall control.

          13.8.    Effect and Construction of this Agreement.  This
                   -----------------------------------------
Agreement and schedules, exhibits and financial statements referenced or incorporated herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. The captions are for convenience only and will not control nor affect the meaning or construction of the provisions of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which counterparts together shall be deemed to be one and the same instrument.

          13.9.    Cooperation.  Subject to the terms and conditions herein
                   -----------
provided, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

          13.10.   Notices.  All notices and other communications required
                   -------
or permitted hereunder shall be in writing and shall be delivered personally, sent by United States Registered or Certified Mail, return receipt requested, postage prepaid or sent by express courier service with guaranteed overnight delivery or via facsimile transmission (which is confirmed), in any such case addressed as follows:

          If to Companies or Seller:

                              c/o Pennsylvania Blue Shield
                              1800 Center Street, 1B, L4
                              Camp Hill, PA  17089
                              Attention:  Donald L. Fisher
                              Facsimile:  (717) 731-2898

          with a copy to:     Pennsylvania Blue Shield
                              1800 Center Street, 1A-L4
                              Camp Hill, PA  17089
                              Attention:  F. Lisa Murtha, Esq.
                              Facsimile:  (717) 731-2852

          If to Buyer:        Rose Tree Corporate Center II
                              Suite 3055
                              1400 North Providence Road
                              Media, PA  19063
                              Attention:  President
                              Facsimile:  (610) 891-8222

          with a copy to:     Robert H. Strouse, Esq.
                              Drinker Biddle & Reath
                              Suite 300
                              1000 Westlakes Drive
                              Berwyn, PA  19312-2409
                              Facsimile:  (610) 993-8585

or to such other addresses or entities any party hereto may from time to time direct by service of notice on the other parties as provided above. Any such notices and other communications shall be deemed to have been properly given and received when delivered to the addressee personally or via facsimile transmission (which is confirmed), upon delivery by the United States Postal Service or upon delivery by a courier service with guaranteed overnight delivery.

          13.11.   Amendment, Waiver, Discharge, etc.  This Agreement may
                   ---------------------------------
not be released, discharged, abandoned, amended, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized officers or representatives in compliance with applicable law. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

          13.12.   Number of Days.  Except as otherwise provided herein,
                   --------------
in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that
                                                       --------  -------
if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

          13.13.   Rights of Persons Not Parties.  Nothing contained in
                   -----------------------------
this Agreement shall be deemed to create rights in persons or entities not parties hereto, other than the successors and permitted assigns of the parties hereto.

          13.14.   Governing Law.  This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to that state's conflict of laws provision. Any action or proceeding in connection with this Agreement may be commenced in state or Federal court in Pennsylvania.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.


                                      CAREFREE LEARNING CENTERS, INC.


                                      By:    __________________________



                                      Title: ___________________________

                                      KEYSTONE VENTURES, INC.


                                      By:    __________________________



                                      Title: ___________________________


                                      MEDICAL SERVICE ASSOCIATION OF
                                      PENNSYLVANIA, D/B/A PENNSYLVANIA
                                      BLUE SHIELD


                                      By:    __________________________



                                      Title: ___________________________


                                      NOBEL EDUCATION DYNAMICS, INC


                                      By:_______________________________



                                      Title:____________________________

     The following is a summary of the schedules to the foregoing Asset Purchase Agreement, which schedules have been omitted from this report. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.


1.   Schedule A:  Purchase to Centers.
2.   Schedule B:  Owned Real Property.
3.   Schedule C-1:  Keystone Leases.
4.   Schedule C-2:  Third Party Leases.
5.   Schedule 1.1.1:  Tangible Personal Property
6.   Schedule 1.1.6:  Contracts
7.   Schedule 1.1.8:  Permits
8.   Schedule 1.1.11:  Business Records
9.   Schedule 1.2.10:  Excluded Assets
10.  Schedule 2.2.2:  Form of Note
11.  Schedule 4.3.1.(a):  Form of Bill of Sale
12.  Schedule 4.3.1.(b):  Form of Omnibus Assignment
13.  Schedule 4.3.1.(e):  Form of Opinion of Company's Counsel
14.  Schedule 4.3.1.(h):  Form of Keystone Lease Amendment
15.  Schedule 4.3.1.(i):  Form of Consent to Assignment
16.  Schedule 4.3.1.(k):  Form of Trademark Assignment
17.  Schedule 4.3.2.(e):  Form of Opinion of Buyer's Counsel
18.  Schedule 4.3.2.(g):  Form of Escrow Agreement
19.  Schedule 5.3:  Conflicting Agreements
20.  Schedule 5.4:  Required Consents and Approvals
21.  Schedule 5.8:  Necessary Permits Not Possessed by Seller
22.  Schedule 5.10:  Judgments and Litigation
23.  Schedule 5.11.1:  Annual Statements
24.  Schedule 5.13:  Material Adverse Changes since Seller's
     Balance Sheet Date
25.  Schedule 5.14:  Defects in Title to Personal Property
26.  Schedule 5.15:  Intellectual Property, Form Contracts,
     Insurances and Claims
27.  Schedule 5.16:  Defaults
28.  Schedule 5.17:  Managers
29.  Schedule 5.19:  Relationship Disputes and Controversies
30.  Schedule 5.20:  Employee Benefit Plans
31.  Schedule 6.5:  Consents